UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date of earliest event reported): January 19, 2006

J. L. Halsey Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Foulk Road, Suite 205Q
Wilmington, DE		19803
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (302) 691-6189

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 19, 2006, Robb Wilson, 37, was appointed the Vice President of Technology of J.L. Halsey Corporation (the “Company”).  In this role, Mr. Wilson will be responsible for product development and technology strategy across the Company’s email marketing brands, which currently consist of Lyris Technologies, Inc. (“Lyris”), Sparklist and EmailLabs.

Since December 15, 2004, Mr. Wilson has served as Vice President of Development and Deliverability for Lyris.   Mr. Wilson currently receives an annual base salary of $155,000.  In addition, Mr. Wilson previously received an award of 400,000 Company stock options, which vest ratably over four years.  The terms of Mr. Wilson’s employment are contained in an employment agreement between Lyris and Mr. Wilson dated May 6, 2005.  Mr. Wilson has not been offered any additional compensation for serving as the Vice President of Technology of the Company.  A copy of the Mr. Wilson’s employment agreement is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Prior to joining Lyris, Mr. Wilson served as President and founder of Piper Software, a pioneer in the development of e-mail deliverability solutions, from October 1, 2004 to December 15, 2004.  Lyris acquired Piper Software in November 2004.  Prior to his tenure at Piper Software, Mr. Wilson served as Vice President of Software Development for Quris, Inc., the online marketing firm, from March 1, 2001 to October 1, 2001.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.

99.1	Press Release, dated January 19, 2006 titled “ J.L. Halsey Corporation Appoints Robb Wilson as Vice President of Technology Halsey Subsidiary Lyris Technologies Moves to New Headquarters.”

99.2	Employment Agreement, dated May 6, 2005, by and between Lyris Technologies, Inc. and Robb Wilson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. L. HALSEY CORPORATION

	By:	/s/ Luis A. Rivera
	Name:	Luis A. Rivera
	Title:	Chief Operating Officer

Date: January 19, 2006